Exhibit 10.20

October 19, 2015

Mr. Tom Roberts
409 Woodlawn Avenue
Glencoe, IL 60022

Dear Tom,

Blue Bird Corporation extends the following offer of employment. This letter sets forth the full agreement between yourself and the Blue Bird Corporation with respect to this opportunity.

Your Position

We would like you to offer you the position of Chief Administrative Officer (CAO), reporting to Phil Horlock, President/CEO, and to have the responsibilities and duties of that position.

Your Base Salary

Your base salary will be $300,000 annually. It will be payable on the 10th and 25th of each month.

Management Incentive Bonus Plan

You will also be eligible for participation in the Blue Bird Management Incentive Bonus Plan (FY2016). This "Bonus" is based on the Company meeting certain financial objectives involving EBITDA and Net Debt Improvement. Your participation level will be at one-hundred percent (100%) of your base salary.

Withholding

All pay, incentives and other compensation shall be subject to applicable withholdings for federal, state and local taxes and shall be payable in accordance with the Company's regular payroll policies.

Your Benefits

While employed by the Company, you will be entitled to participate in all benefit plans in which employees of the Company are generally eligible to participate within the terms of those plans.

At the date of employment, eligibility for the benefit program is available. This package includes:

•	Company Life insurance and AD&D are administered by Metlife;

◦
Blue Bird will provide you with three times your annual salary in life coverage (maximum $1M). You may elect to take additional optional life insurance for you, your spouse and children (if applicable).

•	Salaried Short-Term disability (self-administrated)

◦	Blue Bird will provide regular payroll for 180 days

•	Executive Supplemental Long-Term Disability program (after 180 days) provided through Unum

◦	Blue Bird will provide individual disability plan which pays 75% of base with monthly maximum of $10,000 benefit to Age 67

•	401k Retirement Savings program administered through MassMutual. Following 90 days of continuous employment, the company will match 50% of your contribution to 6%.

•	At your specific request, this offer does not include company-sponsored healthcare coverage.

Exhibit 10.20

Expense Reimbursement

The employee shall be entitled to receive reimbursement for all appropriate traveling and other business expenses incurred by him/her in connection with his/her duties under this Agreement, in accordance with the policies of the Company as in effect from time to time.

Relocation

There will be a relocation benefit provided with this opportunity. The benefit will be administered through Vision Relocation and will include a six (6) month corporate living benefit provided upon the date of employment. The corporate living residence will be located in Macon, Georgia. Travel to Georgia will be covered under the business and travel policy.

Car Allowance

You shall be entitled to a monthly car allowance of $600 to be paid in semi-monthly installments.

Paid Time Off

You shall be entitled to four (4) weeks' vacation and two (2) attendance days of paid time off annually. One (1) week of vacation will be allotted to the Christmas Shutdown in December. The carry-over and accrual of paid time off days shall be in accordance with Company policy. For 2015, you will be eligible for one (1) week of vacation to be used in December.

Employment at Will

Notwithstanding anything in this Letter Agreement to the contrary, your employment by the Company will be at will and may be terminated by the Company at any time, subject to the company's generally applicable employment policies.

Your Start Date

Unless otherwise agreed upon, it is anticipated your start date will be November 2, 2015.

Severance Agreement

Notwithstanding anything in this Letter Agreement to the contrary, your employment by the Company will be at will and may be terminated by the Company at any time, subject to the company's generally applicable employment policies. In the event of a non-voluntary termination of employment without cause, there will be a twelve month severance period provided.

Amendment or Termination of Plans or Practices

The Company continues to reserve the right to modify, amend or terminate any of the employee benefit plans or practices described in these materials. In all cases, the plan rules are the exclusive source for determining rights and benefits under a benefit or compensation plan and those plans shall govern if there is conflict with these materials.

E-Verify

As a federal contractor, we are required to verify the eligibility of all new hires to the Department of Homeland Security utilizing the E-Verify website. As such, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days from your date of hire, or our employment relationship with you may be terminated. If you are unsure what documents are acceptable, please contact me prior to your start date for the current list.

Exhibit 10.20

Disclosure, Confidentiality, Non-Compete, Non-Solicitation

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you are also required to sign and return the following documents prior to your first day of employment:

•	At-Will Employment

•	Confidentiality, Non-Compete, Non-Solicitation

•	Relocation Agreement

•	Severance Agreement

We look forward to welcoming you at Blue Bird. To accept this job offer, please sign and date where indicated below and also sign and date each of the required documents that are attached.

/s/ Tom Roberts	10/28/2015
Tom Roberts	Date

Sincerely,

/s/ Mike McCurdy
Mike McCurdy
Vice President Human Resources/External Affairs
Blue Bird Corporation